Exhibit 99.2

CONTACTS
For: Michael Weil (212) 415-6500	FOR IMMEDIATE RELEASE
American Realty Capital
mweil@arlcap.com

From: Tony DeFazio (484) 532-7783
DeFazio Communications, LLC
tony@defaziocommunications.com

American Realty Capital CEO Nicholas S. Schorsch
Named Ernst & Young Entrepreneur Of The Year® 2011 Philadelphia Award Finalist

Philadelphia, PA, May 17, 2011 – American Realty Capital today announced that CEO Nicholas S. Schorsch is an Ernst & Young Entrepreneur Of The Year® 2011 Greater Philadelphia Award finalist. According to Ernst & Young LLP, the awards program recognizes entrepreneurs who demonstrate excellence and extraordinary success in such areas as innovation, financial performance and personal commitment to their businesses and communities. Schorsch was selected as a finalist from a large field of nominations by a panel of independent judges. Award winners will be announced at a special gala event on June 15, 2011 at the Loews Hotel, Philadelphia.

“I am honored to be a finalist for such a distinguished award,” said Nick Schorsch, chief executive officer of American Realty Capital.  “We have been driving innovation and increasing transparency for investors in the public, direct investment industry since we entered the industry in early 2008.  It is our decided intention to make the industry better for the investor: more accountable, more transparent, and more responsive.  If we succeed in making it better for the investor, we can grow the channel bigger, with benefits that will be shared by all, the investors, the sponsors, and the issuers.”

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American Realty Capital is a full-service real estate advisory firm that sponsors direct investment programs with a focus on real estate.  The company currently sponsors nine public non-traded securities offerings.  These include American Realty Capital Trust, which acquires freestanding, single-tenant properties, net leased long-term to investment-grade and other creditworthy tenants; American Realty Capital New York Recovery REIT, an offering that acquires institutional quality office and retail properties in New York City; American Realty Capital Healthcare Trust, an offering that will acquire a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, assisted living facilities and skilled nursing facilities; American Realty Capital-Retail Centers of America, an offering that will focus on the acquisition of lifestyle centers, power centers and large needs-based shopping centers; and Phillips Edison-ARC Shopping Center REIT, which invests in grocery anchored shopping centers; Business Development Corporation of American, a business development company investing in private middle market companies; and Northcliffe –ARC, a corporate sale leaseback real estate company; American Realty Capital Trust II and III, which will also acquire freestanding, single-tenant properties, net leased long-term to investment-grade and other creditworthy tenants following the completion of ARCT.

The Ernst & Young Entrepreneur Of The Year Program celebrates its 25th anniversary this year. The program has expanded to recognize business leaders in more than 140 cities and more than 50 countries throughout the world.

Regional award winners are eligible for consideration for the Entrepreneur Of The Year National Award. Award winners in several national categories, as well as the Entrepreneur Of The Year overall National Award winner, will be announced at the annual awards gala in Palm Springs, California, on November 12, 2011. The awards are the culminating event of the Ernst & Young Strategic Growth Forum®, the nation’s most prestigious gathering of high-growth, market-leading companies, which will be held November 9–13, 2011.

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Sponsors
Founded and produced by Ernst & Young LLP, the Entrepreneur Of The Year Awards are pleased to have the Ewing Marion Kauffman Foundation as a national sponsor.

In Greater Philadelphia, local sponsors include SAP; ParenteBeard LLC; Sovereign Santander; Ballard Spahr LLP; Morgan Lewis; Pepper Hamilton LLP; Jefferson Wells International; Murray, Devine & Company, Inc.; NSM Insurance Group; SolomonEdwardsGroup LLC; Merrill Corp; and Philadelphia Business Journal.

About American Realty Capital
American Realty Capital is a real estate finance and investment firm formed by Nicholas S. Schorsch and William M. Kahane. As CEO and board member, respectively, the two were behind the growth of American Financial Realty Trust, where they acquired over 1,500 properties valued at more than $5 billion. In the last five years, American Realty Capital’s executive team has collectively negotiated and closed on over $7 billion of bank branch and net-leased real estate. For more information, visit www.americanrealtycap.com.

About Ernst & Young Entrepreneur Of The Year®
Ernst & Young Entrepreneur Of The Year® is the world’s most prestigious business award for entrepreneurs. The unique award makes a difference through the way it encourages entrepreneurial activity among those with potential, and recognizes the contribution of people who inspire others with their vision, leadership and achievement. As the first and only truly global award of its kind, Entrepreneur Of The Year celebrates those who are building and leading successful, growing and dynamic businesses, recognizing them through regional, national and global awards programs in more than 140 cities in more than 50 countries.

About the Ernst & Young
Ernst & Young is a global leader in assurance, tax, transaction and advisory services. Worldwide, our 141,000 people are united by our shared values and an unwavering commitment to quality. We make a difference by helping our people, our clients and our wider communities achieve their potential.

Ernst & Young refers to the global organization of member firms of Ernst & Young Global Limited, each of which is a separate legal entity. Ernst & Young LLP is a client-serving member firm of Ernst & Young Global Limited operating in the US. For more information about our organization, please visit www.ey.com.

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